Exhibit 99.1

News Release

Sunoco LP Announces Second Quarter 2023 Financial and Operating Results
DALLAS, August 2, 2023 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the quarter ended June 30, 2023.
Financial and Operational Highlights
For the quarter ended June 30, 2023, net income was $87 million versus $121 million in the second quarter of 2022.
Adjusted EBITDA(1) for the second quarter of 2023 was $250 million compared with $214 million in the second quarter of 2022.
Distributable Cash Flow, as adjusted(1), for the second quarter of 2023 was $175 million, compared to $159 million in the second quarter of 2022.
The Partnership sold approximately 2.1 billion gallons of fuel in the second quarter of 2023, up 5% versus the second quarter of 2022. Fuel margin for all gallons sold was 12.7 cents per gallon for the second quarter of 2023 compared to 12.3 cents per gallon in the second quarter of 2022.
Distribution
On July 25, 2023, the Board of Directors of SUN’s general partner declared a distribution for the second quarter of 2023 of $0.8420 per unit, or $3.3680 per unit on an annualized basis. The distribution will be paid on August 21, 2023 to common unitholders of record on August 14, 2023.
Liquidity and Leverage
At June 30, 2023, SUN had $990 million of borrowings against its revolving credit facility and other long-term debt of $2.7 billion. The Partnership maintained liquidity of approximately $503 million at the end of the quarter under its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its credit facility, was 3.6 times at the end of the second quarter of 2023.
Capital Spending
SUN's total capital expenditures for the second quarter of 2023 were $50 million, which included $35 million for growth capital and $15 million for maintenance capital. For the full-year 2023, SUN continues to expect growth capital expenditures of at least $150 million and maintenance capital expenditures of approximately $65 million.
SUN’s segment results and other supplementary data are provided after the financial tables below.
(1)     Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
(2)    A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.
Earnings Conference Call
Sunoco LP management will hold a conference call on Wednesday, August 2, 2023 at 9:00 a.m. Central time (10:00 a.m. Eastern time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Webcasts and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.SunocoLP.com.

Contacts
Investors:

Scott Grischow, Treasurer, Sr Vice President – Investor Relations and Mergers & Acquisitions
(214) 840-5660, scott.grischow@sunoco.com

Matthew Kobler, Sr Manager – Investor Relations
(214) 840-5604, matthew.kobler@sunoco.com

Media:
Alexis Daniel, Manager – Communications
(214) 981-0739, alexis.daniel@sunoco.com

– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$239	$82
Accounts receivable, net	543	890
Accounts receivable from affiliates	11	15
Inventories, net	931	821
Other current assets	144	175
Total current assets	1,868	1,983

Property and equipment	2,919	2,796
Accumulated depreciation	(1,097)	(1,036)
Property and equipment, net	1,822	1,760
Other assets:
Finance lease right-of-use assets, net	9	9
Operating lease right-of-use assets, net	522	524
Goodwill	1,599	1,601
Intangible assets, net	564	588
Other non-current assets	271	236
Investment in unconsolidated affiliates	127	129
Total assets	$6,782	$6,830
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$783	$966
Accounts payable to affiliates	69	109
Accrued expenses and other current liabilities	343	310
Operating lease current liabilities	22	21
Total current liabilities	1,217	1,406

Operating lease non-current liabilities	527	528
Revolving line of credit	990	900
Long-term debt, net	2,673	2,671
Advances from affiliates	105	116
Deferred tax liability	158	156
Other non-current liabilities	113	111
Total liabilities	5,783	5,888

Commitments and contingencies

Equity:
Limited partners:
Common unitholders (84,061,008 units issued and outstanding as of June 30, 2023 and 84,054,765 units issued and outstanding as of December 31, 2022)	999	942
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of June 30, 2023 and December 31, 2022)	—	—
Total equity	999	942
Total liabilities and equity	$6,782	$6,830

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES:
Motor fuel sales	$5,607	$7,678	$10,846	$12,955
Non-motor fuel sales	100	102	186	192
Lease income	38	35	75	70
Total revenues	5,745	7,815	11,107	13,217
COST OF SALES AND OPERATING EXPENSES:
Cost of sales	5,431	7,470	10,418	12,442
General and administrative	33	30	62	57
Other operating	87	83	169	164
Lease expense	17	15	33	31
Gain on disposal of assets	(13)	(5)	(12)	(5)
Depreciation, amortization and accretion	49	49	97	96
Total cost of sales and operating expenses	5,604	7,642	10,767	12,785
OPERATING INCOME	141	173	340	432
OTHER INCOME (EXPENSE):
Interest expense, net	(53)	(45)	(106)	(86)
Other income, net	7	—	7	—
Equity in earnings of unconsolidated affiliates	1	1	3	2
INCOME BEFORE INCOME TAXES	96	129	244	348
Income tax expense	9	8	16	11
NET INCOME AND COMPREHENSIVE INCOME	$87	$121	$228	$337

NET INCOME PER COMMON UNIT:
Basic	$0.79	$1.22	$2.21	$3.56
Diluted	$0.78	$1.20	$2.19	$3.52

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Basic	84,060,866	83,737,613	84,059,797	83,710,409
Diluted	85,034,268	84,767,972	84,998,777	84,749,895

CASH DISTRIBUTIONS PER UNIT	$0.842	$0.8255	$1.684	$1.6510

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.
The key operating metrics by segment and accompanying footnotes set forth in the following table are presented for the three months ended June 30, 2023 and 2022 and have been derived from our historical consolidated financial statements.

	Three Months Ended June 30,
	2023				2022
	Fuel Distribution and Marketing	All Other	Total		Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except profit per gallon)
Revenues:
Motor fuel sales	$5,451	$156	$5,607		$7,481	$197	$7,678
Non-motor fuel sales	35	65	100		41	61	102
Lease income	35	3	38		32	3	35
Total revenues	$5,521	$224	$5,745		$7,554	$261	$7,815
Cost of sales:
Motor fuel sales	$5,255	$145	$5,400		$7,248	$185	$7,433
Non-motor fuel sales	3	28	31		10	27	37
Lease	—	—	—		—	—	—
Total cost of sales	$5,258	$173	$5,431		$7,258	$212	$7,470
Net income and comprehensive income			$87				$121
Adjusted EBITDA (1)	$222	$28	$250		$200	$14	$214
Operating data:
Motor fuel gallons sold			2,086				1,985
Motor fuel profit cents per gallon (2)			12.7	¢			12.3	¢

The following table presents a reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow, as adjusted, for the three months ended June 30, 2023 and 2022:

	Three Months Ended June 30,
	2023	2022
	(in millions)
Net income and comprehensive income	$87	$121
Depreciation, amortization and accretion	49	49
Interest expense, net	53	45
Non-cash unit-based compensation expense	4	3
Gain on disposal of assets	(13)	(5)
Unrealized (gain) loss on commodity derivatives	1	(11)
Inventory adjustments	57	(1)
Equity in earnings of unconsolidated affiliates	(1)	(1)
Adjusted EBITDA related to unconsolidated affiliates	3	3
Other non-cash adjustments	1	3
Income tax expense	9	8
Adjusted EBITDA (1)	$250	$214

Adjusted EBITDA (1)	$250	$214
Adjusted EBITDA related to unconsolidated affiliates	(3)	(3)
Distributable cash flow from unconsolidated affiliates	1	1
Cash interest expense	(52)	(43)
Current income tax benefit (expense)	(8)	(5)
Maintenance capital expenditures	(15)	(5)
Distributable Cash Flow	173	159
Transaction-related expenses	2	—
Distributable Cash Flow, as adjusted (1)	$175	$159

Distributions to Partners:
Limited Partners	$71	$69
General Partners	19	18
Total distributions to be paid to partners	$90	$87
Common Units outstanding - end of period	84.1	83.7
(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow, as adjusted, as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(2)Excludes the impact of inventory adjustments consistent with the definition of Adjusted EBITDA.